Exhibit 10.

AGREEMENT AND PLAN OF MERGER

OF

ING INSURANCE COMPANY OF AMERICA

INTO

ING LIFE INSURANCE AND ANNUITY COMPANY

AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2005 (the “Agreement”), by and between ING Insurance Company of America (“IICA”), a Florida stock life insurance company having its principal office at 2202 North Westshore Boulevard, Tampa, Florida 33607, and ING Life Insurance and Annuity Company (“ILIAC”), a Connecticut stock life insurance company having its principal office at 151 Farmington Avenue, Hartford, Connecticut 06156.

WHEREAS, IICA is a wholly-owned subsidiary of ILIAC; and

WHEREAS, the respective Boards of Directors of IICA and ILIAC have determined that it is advisable that IICA be merged with and into ILIAC on the terms and conditions hereinafter set forth and in accordance with the applicable provisions of the laws of the States of Florida and Connecticut (the “Merger”);

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. At the Effective Time (as hereinafter defined), IICA will be statutorily merged with and into ILIAC pursuant to Section 33-815 of the Connecticut General Statutes (the “CGS”) and Section 607.1101 of the Florida Statutes (the “FS”) and the separate corporate existence of IICA shall cease. ILIAC as it exists from and after the Effective Time is sometimes referred to as the “Surviving Corporation.”

Section 1.2. Effective Time of the Merger. Subject to the terms and conditions of this Agreement, (a) a Certificate of Merger shall be duly prepared, executed and acknowledged by IICA and ILIAC and shall be filed with the Secretary of the State of the State of Connecticut and (b) Articles of Merger shall be duly prepared, executed and acknowledged by IICA and ILIAC and shall be filed with the Department of State of the State of Florida. The Merger shall become effective upon the later to occur of (a) December 31, 2005, (b) the filing of such Certificate of Merger with the Secretary of the State of Connecticut, and (c) the filing of such Articles of Merger with the Department of State of Florida; provided that the Certificate of Merger and the Articles of Merger have been submitted to and approved by the Commissioner of the Connecticut Insurance Department and the Florida Office of Insurance Regulation, respectively, prior to such filing. The date when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

                Section 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 33-820 of the CGS as follows:

1.	The parties to this Agreement shall be one insurance corporation, which shall be the Surviving Corporation.

2.	The separate existence of IICA shall cease.

3.

All liabilities of IICA are vested in the Surviving Corporation except that the Surviving Corporation shall not thereby acquire authority to engage in any insurance business or exercise any right which an insurance corporation may not be formed under the laws of Connecticut to engage in or exercise.

4.	All property owned by and every contract right possessed by IICA is vested in ILIAC without reversion or impairment.

5.	The name of the Surviving Corporation may, but not need, be substituted in any pending proceeding for the name of IICA.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1. Certificate of Incorporation. The Certificate of Incorporation of ILIAC as in effect immediately prior to the Effective Time shall be and remain the Certificate of Incorporation of the Surviving Corporation.

Section 2.2. Bylaws. The Bylaws of ILIAC as in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Corporation until altered, amended or repealed in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation.

Section 2.3 Directors and Officers. The directors and officers of ILIAC in office at the Effective Time shall continue in office and shall constitute the directors and officers of the Surviving Corporation for the terms for which such persons have been elected and until their respective successors shall be elected or appointed and qualified.

ARTICLE III

CAPITALIZATION

Section 3.1 Capitalization of the Surviving Corporation. All of the shares of capital stock of IICA which shall be issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding, shall be canceled and retired, and shall cease to exist, and each holder of a certificate representing any such shares of capital stock of IICA shall thereafter cease to have any rights with respect to such shares of capital stock of IICA.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Expenses; Compensation. ILIAC shall pay all expenses of the parties incurred in connection with the Merger. No director, officer, agent, or employee of IICA or ILIAC shall receive any fee, commission, compensation, or other valuable consideration whatsoever for in any manner aiding, promoting, or assisting therein except for compensation they would otherwise receive in the normal course of their activities as a director, officer, agent or employee of IICA or ILIAC.

Section 4.2. Cooperation. Both IICA and ILIAC shall take, or cause to be taken, all actions or do or cause to be done, all things necessary, proper or advisable under the laws of the States of Connecticut or Florida to consummate and effectuate the Merger.

Section 4.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 4.4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Connecticut, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, both IICA and ILIAC have executed this Agreement as of the date first written above.

ING Insurance Company of America
By:	/s/ Brian D. Comer
Name: Brian D. Comer Its: President

ING Life Insurance and Annuity Company
By:	/s/ Brian D. Comer
Name: Brian D. Comer Its: President

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